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                                                                     EXHIBIT 4.3

                          ENERGY SEARCH INCORPORATED

                             UNIT PURCHASE WARRANT

                    CERTIFICATE EVIDENCING RIGHT TO PURCHASE

                                  _____ UNITS

  This is to certify that National Securities Corporation is entitled to purchase at any time or from time to time after 9:00 a.m., Dallas, Texas time, on _____ and until 9:00 a.m., Dallas, Texas time, on ________ up to the above referenced number of Units consisting of one share of the Company's Common Stock (the "Shares") and one Redeemable Series A Warrant (the "Warrants"), of Energy Search, Incorporated, a Tennessee corporation (the "Company"), for the consideration specified in subsection 1(c) of the Warrant and Registration Rights Agreement dated ____________, 1996 between the Company and National Securities Corporation, as representative of the several Underwriters (as defined therein) (the "Warrant Agreement"), pursuant to which this Warrant is issued. All rights of the holder of this Warrant are subject to the terms and provisions of the Warrant Agreement, copies of which are available for inspection at the office of the Company.

       The Units issuable upon the exercise of this Warrant have been registered under the Securities Act of 1933, as amended (the "Act"); however, no distribution of the Units, Shares or Warrants issuable upon exercise of this Warrant may be made except in compliance with the applicable provisions of the Act. Transfer of this Warrant Certificate is restricted as provided in Subsection 3(a) of the Warrant Agreement.

       This Warrant has been issued to the registered owner in reliance upon written representations necessary to ensure that this Warrant was issued in accordance with an appropriate exemption from registration under any applicable state and federal securities laws, rules and regulations. This Warrant may not be sold, transferred, or assigned unless, in the opinion of the Company and its legal counsel, such sale, transfer or assignment will not be in violation of the Act, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

       Subject to the provisions of the Act and of the Warrant Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, at the offices of the Company, by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant, together with the Assignment hereof duly endorsed. Until transfer of this Warrant is on the books of the Company, the Company may treat the registered holder hereof as the owner hereof for all purposes.

       Any Units, Warrants or Common Stock which are acquired pursuant to the exercise of this Warrant shall be acquired in accordance with the Warrant Agreement and certificates representing all securities so acquired shall bear a restrictive legend reading substantially as follows:

  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE LAW, OR (2) AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on this ___th day of ________, 1997, in Dallas, Texas, by its proper corporate officer's thereunto duly authorized.

  Energy Search, Incorporated

  By:                                       Attest:
      -----------------------------                 ----------------------------
       Richard S. Cooper, President                  Robert L. Remine, Secretary